The Toro Company 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 • 952/888-8801 • FAX 952/887-8258

Media Relations
Investor Relations Stephen P. Wolfe Vice President, CFO (952) 887-8076	John Wright Director, Investor Relations (952) 887-8865	Connie Kotke Toro Media Relations (952) 887-8984 www, pr@toro.com	Web Site www.thetorocompany.com

FOR IMMEDIATE RELEASE

The Toro Company Announces Two-for-One Stock Split;
Declares Regular Quarterly Dividend

BLOOMINGTON, Minn., (March 15, 2005) — The board of directors of The Toro Company (NYSE:TTC) announced it has approved a two-for-one stock split of its Common Stock, which will be effected in the form of a 100 percent stock dividend payable April 12, 2005. Holders of Toro’s Common Stock will receive one additional share of Common Stock for every share held on the March 28, 2005 record date. Additionally, Toro’s board of directors declared a regular quarterly cash dividend on a pre-split basis of 12 cents per share (six cents per share on a post-split basis) payable April 12, 2005 to stockholders of record March 28, 2005. As of March 15, the company has 22,411,301 common shares outstanding. As a result of the split, the number of outstanding common shares will double.

About The Toro Company:
The Toro Company (NYSE: TTC), with fiscal year 2004 sales of $1.6 billion, is a leading provider of outdoor maintenance and beautification products for home, recreation, and commercial landscapes around the world. Together with its distributors, Toro provides innovative products, agronomic expertise and exemplary service that helps consumers and professionals maintain their landscapes.